Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-153223) and to the incorporation by reference therein of our report dated December 16, 2008 (except Note 1, as to which the date is March 25, 2009), with respect to the consolidated financial statements of Samson Oil & Gas Limited for the year ended June 30, 2008 included in its Form 6-K filed April 6 , 2009, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Denver, Colorado
April 6, 2009